Exhibit 10.15

COOPERATION AGREEMENT OF JOINT RESEARCH PROJECT

This Cooperation Agreement of Joint Research Project (“Agreement”) is entered into on September 19, 2020, by and between:

Jilin Agricultural Science and Technology University, a university located at No. 77 Hanlin Road, Economic and Technological Development Zone, Jilin City to host the research project with the project contact person Yin Baishuang whose phone number is 15144254601, hereinafter referred to as “Party A”, and

Jilin Zhengye Biological Products Co., Ltd, a company located at No. 8 Hanlin Road, Economic and Technological Development Zone, Jilin City to support the research project with the project contact person Wang Congyu whose phone number is 13843241346, hereinafter referred to as “Party B”,

Collectively referred to as the “Parties”.

WHEREAS, the Parties wish to collaborate on the research project named [The Development and Efficacy Evaluation of Jilin-region-specific High Efficiency Inactivated PED Vaccine].

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in accordance with the provisions of the Contract Law of the People’s Republic of China, the Parties agree as follows:

1. Project Description:

1.1 Project Application and Funding: The Parties have reached the following agreement regarding their joint application of a research project. Party A and Party B shall jointly apply for the 2021 Annual Funding for Key Research and Development Projects sponsored by Jilin Province Science and Technology Development Initiative, and the project name is [The Development and Efficacy Evaluation of Jilin-region-specific High Efficiency Inactivated PED Vaccine]. Party A shall be the host to conduct the research and Party B shall be the supporting partner. The Parties jointly apply for 500,000 RMB government funding for scientific research offered by the Jilin Provincial Department of Science and Technology, and Party B agrees to provide funding in the amount of 300,000 RMB for the project.

1.2 Technical Contents of the Project: The Project aims to stablish a PEDV positive sample library in different pig breeding concentration areas in Jilin region; to isolate and identify the genotype of PEDV epidemic strains in Jilin region, and verify the pathogenicity of PEDV epidemic strains; to develop a highly efficient and specific PEDV cocktail inactivated vaccine for Jilin region, evaluate the immune protection effect of the vaccine, and develop laboratory samples for Jilin-region-specific high efficiency PEDV vaccine. The Project will provide technical support for the subsequent development of Chinese homegrown vaccines and new biological products manufactured by the supporting company, thereby promoting the sustainable and healthy development of the pig industry in Jilin Province.

1.3 Technical Methods of the Project: (1) PEDV isolation and fluorescence real-time quantitative PCR identification techniques adopted by 5 breeding farms in Jilin region; (2) cell culture and pathogenicity identification techniques for PEDV epidemic strains; (3) identification of plaque clone purification and optimization of proliferation culture conditions for PEDV strains; (4) manufacturing technique of PEDV cocktail inactivated vaccine; and (5) evaluation technique for immune protection effect of PEDV cocktail inactivated vaccine.

2. Research Team:

2.1 Party A shall design and implement the project named [The Development and Efficacy Evaluation of Jilin-region-specific High Efficiency Inactivated PED Vaccine], conduct PEDV flow control and isolation and identification in Jilin region, and launch laboratory research on the formation of PED cocktail inactivated vaccine.

2.2 Party B shall conduct immune effect evaluation and pilot study of the project named [The Development and Efficacy Evaluation of Jilin-region-specific High Efficiency Inactivated PED Vaccine], and provide experimental resources as necessary to carry out experiments on animals.

3. Allocation of the funding

After receiving the government funding from the Jilin Provincial Department of Science and Technology, Party A shall obtain 80% of the funding and Party B shall obtain 20% of the funding. The government funding and the funding offered by Party B shall be fully invested on the research and development of the project. Party B shall set up a ledger and spend the funding exclusively on the research project.

4. Intellectual Property:

4.1 The ownership of the theoretical achievements based on the research conducted by either of the Parties, such as the publication of papers and monographs, is governed by the party that conducts the research, whereas the applied technological achievements, such as patents and the property rights of the products manufactured in accordance of the research, is also governed by the party that conducts the research.

4.2 The ownership of the scientific and technological achievements of the Project is jointly governed by the Parties. The Parties can jointly apply for the registration of new veterinary drugs and distribute intellectual property rights and the conversion benefits of scientific and technological achievements at a ratio of 50% to 50%. Party B shall claim priority in manufacturing products developed from the research.

5. Risks and Termination:

5.1 This Agreement shall commence on the Effective Date and continue until the completion of the Project, unless terminated earlier as provided herein. This Agreement is valid only for the application of the project.

5.2 Either Party may terminate this Agreement with written notice to the other Party in the event of a material breach of its obligations hereunder. In case of force majeure, both parties shall bear the losses separately.

If the funding application of the project is not approved, this Agreement will automatically be invalidated. This Agreement is made executed in two original counterparts each of which shall have equal effect in law. Each Party shall keep one copy of the original Agreement.

IN WITNESS WHEREOF, the Parties agree with the above plan of the project description and hereto have signed this Agreement.

Party A: Jilin Agricultural Science and Technology University (seal)

By

Legal Person/Manager of Party A

Date

Party B: Jilin Zhengye Biological Products Co., Ltd (seal)

By

Legal Person/Manager of Party B

Date